Exhibit 5

              Opinion and Consent of Mary Simmons-Mothershed, Esq.


November 20, 1997

                                             Writer's Direct Line: (602)786-7381
                                        Writer's Direct Facsimile: (602)917-4112



Microchip Technology Incorporated
2355 West Chandler Boulevard
Chandler, Arizona 85224

Re: Registration Statement on Form S-8 For Issuance of Common Stock Under the Microchip Technology Incorporated 1993 Stock Option Plan (the "Stock Option Plan"), the Microchip Technology Incorporated Employee Stock Purchase Plan (the "Purchase Plan") and the Microchip Technology Incorporated International Employee Stock Purchase Plan (the "International Purchase Plan")

Gentlemen:

I refer you to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 2,000,000 shares of Common Stock under the Stock Option Plan, (ii) 300,000 shares of Common Stock under the Purchase Plan and (iii) 10,000 shares of Common Stock under the International Purchase Plan. I advise you that, in my opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Stock Option Plan, the Purchase Plan and the International Purchase Plan, and in accordance with the Registration Statement, such shares will be validly issued, fully-paid and non-assessable shares of the Company's Common Stock, par value $.001 per share.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely yours,



/s/ Mary Simmons-Mothershed
Mary Simmons-Mothershed
Corporate Counsel
Microchip Technology Incorporated